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                                                                     EXHIBIT 4.6

                           JAMES HARDIE INDUSTRIES NV

                                ARBN 097 829 895
Incorporated in The Netherlands with corporate seat in Amsterdam. The liability of members is limited.

                          JAMES HARDIE INDUSTRIES N.V.
               2005 MANAGING BOARD TRANSITIONAL STOCK OPTION PLAN

1.   PURPOSE, DEFINITIONS AND INTERPRETATION

1.1 This Plan sets forth the rules agreed between the Company and the holders of Options regarding the Options issued pursuant to this Plan.

1.2 In this Plan, the following words and expressions have the meanings indicated unless the contrary intention appears:

     APPLICABLE REGULATIONS means the listing requirements imposed by any exchange or trading system upon which the Company's securities trade and any law or regulation that applies to the operation of the Plan.

     ARTICLES means the articles of association of the Company.

     ASX means Australian Stock Exchange Limited or the stock market conducted by it, as the context requires.

     ASTC SETTLEMENT RULES means the settlement rules of ASX Settlement and Transfer Corporation Pty Limited (ACN 008 504 532).

     BOARD means the supervisory board of the Company.

     BUSINESS DAY means a day which is a trading day on ASX.

     CHANGE IN CONTROL means:

     (a) a person obtains Voting Power in the Company of at least 30% pursuant to a takeover bid for all or a proportion of all of the voting shares of the Company which is or becomes unconditional;

     (b) a scheme of arrangement or other merger proposal in relation to the Company becomes binding on the holders of all of the voting shares of the Company and by reason of such scheme or proposal a person obtains Voting Power in the Company of at least 30%; or

     (c) a person becomes beneficial owner of at least 30% of the voting shares of the Company on issue other than under (a) or (b).

     COMPANY means James Hardie Industries N.V., with corporate seat at Amsterdam, The Netherlands.

     CUF means a Chess Unit of Foreign Securities (which has the meaning given by the ASTC Settlement Rules) in respect of an Ordinary Share.

     EXERCISE PRICE means the closing price of CUFS on ASX on the Issue Date, as adjusted in accordance with Section 5 in respect of Ordinary Shares.

     FAMILY MEMBER means the spouse or a child of a Participant.

     FIFTH ANNIVERSARY means the day falling five years from the Issue Date or, if that day is not a Business Day, the next succeeding Business Day.

     GROUP means the Company and its subsidiaries as defined in the Corporations Act 2001.


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     ISSUE DATE means the date upon which an Option is issued to a Participant under the Plan.

     JUST CAUSE DISMISSAL means a termination of a Participant's employment (including deemed employment under Section 4.11) for cause under the terms of the Participant's employment agreement, or for any of the following reasons:

     (a) the Participant violates any reasonable rule or regulation of the Company or the Participant's superiors, including the Board, and that violation:

          (i)  results in damage to the Company; or

          (ii) has not ceased within such reasonable time as the Company may specify by written notice to the Participant;

     (b) any willful misconduct or gross negligence by the Participant in the responsibilities assigned to him or her;

     (c)  any willful failure to perform his or her job;

     (d) any wrongful conduct of a Participant which has an adverse impact on the Company or which constitutes fraud, embezzlement or dishonesty;

     (e) the Participant's performing services for any other person or entity which competes with the Company while he or she is employed by the Company without the written approval of the Chief Executive Officer of the Company, or, in the case of the Chief Executive Officer, the Board; or

     (f) any other conduct that the Board determines constitutes Just Cause for Dismissal; provided, however, that if the term has been defined in an employment agreement between the Company and the Participant, then Just Cause Dismissal shall have the definition set forth in such employment agreement.

     The foregoing definition shall not in any way preclude or restrict the right of the Company to discharge or dismiss any Participant or other person in the service of the Company for any other acts or omissions, but such other acts or omission shall not be deemed, for purposes of this Plan, to constitute grounds for Just Cause Dismissal.

     LISTING RULES means the Listing Rules of ASX.

     MEDIAN TSR means the middle value of the series comprising the TSR for each company comprising the Peer Group for the Performance Period.

     NOMINEE means a Family Member or company nominated by a Participant for an issue or transfer of Ordinary Share under Section 3.1.

     OPTION means an option granted under this Plan to subscribe for or purchase an Ordinary Share at the Exercise Price.

     ORDINARY SHARES means ordinary shares in the capital of the Company.

     PARTICIPANT means a member of the managing board of directors of the Company and a former member of the managing board of directors of the Company to whom Section 4.11 applies.

     PEER GROUP means the companies in the Peer Group Index or, if any of the S&P/ASX 200 Index, the 200 Financials Index or the 200 Property Trust index is not published, such other comparable companies as the Board may determine in its sole discretion, but always excluding the Company.

     PEER GROUP INDEX means the companies listed in the S&P/ASX 200 Index at the start of the Performance Period, excluding the companies listed in the 200 Financials and 200 Property Trust indices and companies which cease to be included in the S&P/ASX 200 Index during the Performance Period.

     PERFORMANCE PERIOD means the period of time between the Issue Date and the date on which the Vesting Criteria are applied to determine if an Option has vested under Section 4.3 or 4.4.


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     PERMANENT DISABILITY means, in respect of a Participant:

     (a) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more; or

     (b) if the words "Permanent Disability" are given a particular meaning in the Participant's employment agreement, the same as those words do in that that agreement.

     PLAN means this 2005 Managing Board Transitional Stock Option Plan.

     RECORD DATE has the meaning given under the Listing Rules.

     TENTH ANNIVERSARY means the day falling ten years from the Issue Date or, if that day is not a Business Day, the next succeeding Business Day.

     THIRD ANNIVERSARY means the day falling three years from the Issue Date or, if that day is not a Business Day, the next succeeding Business Day.

     TSR means, in respect of a company, Total Shareholder Returns (including dividends and other distributions) of such company for the Performance Period, as calculated in accordance with the procedure set out in Schedule A to these Rules.

     TSR RANKING means the percentile ranking of the Company amongst the Peer Group, where the Company and each company in the Peer Group are ranked in ascending order according to their TSR for the Performance Period so that company with the highest TSR for the Performance Period is at the 100th percentile (being the percentage of companies in the Peer Group above which the Company ranks on this basis).

     VOTING POWER has the same meaning as is given to that term in the Corporations Act 2001.

1.3 Where any calculation or adjustment made under this Plan produces a fraction of a cent or a share, the fraction must be eliminated by rounding to the nearest whole number favourable to an Option holder or its designee.

1.4 Words denoting the singular number only shall include the plural number and vice versa.

1.5 Headings have been inserted for ease of reference only and shall not affect the interpretation of this Plan.

1.6 Subject to Section 5, the number of Ordinary Shares that may be issued and outstanding or subject to outstanding Options under this Plan shall not exceed 1,380,000.

2.   GRANT OF OPTIONS

2.1 Subject to the express provisions of this Plan, the Board may, from time to time in its discretion, grant each Participant Options. The number of Options granted to each Participant hereunder, if any, will be determined by the Board based upon, among other matters, a Participant's specific position and responsibilities, grants to other senior executives in the Group, and such other factors as the Board may deem appropriate. Each Option shall be subject to the terms and conditions of this Plan and such other terms and conditions established by the Board as are not inconsistent with the provisions of the Plan. Options may be granted from time to time by the Board, provided that all Option grants shall be made during one of the Company's four open trading windows each year when the Company does not have any material non-public information.

2.2 Upon grant of an Option, the Company must deliver to the Option holder a certificate or other written statement evidencing the Option and setting out the terms of its issue and the rights of the Option holder under this Plan.

2.3 Unless a Participant has agreed in writing to receive an Option before the Issue Date for the Option, the Participant may, within 10 days of the Issue Date of an Option, or such other period as may be specified in the certificate given to the Participant pursuant to Section 2.2, disclaim his or her rights and entitlements in respect of that Option by written notice to the Company. If a Participant gives the Company notice in respect of an Option under this


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     Section 2.3, the Option is deemed not to have been granted to the
     Participant. If the Participant does not give the Company notice in respect of an Option under this Section 2.3, the Participant is deemed to have accepted the grant of the Option with effect from the Issue Date.

3.   ENTITLEMENT

3.1 Subject to Section 3.2, each Option entitles the holder, upon exercise, to be issued or, subject to any Applicable Regulations, transferred, one Ordinary Share (newly issued or existing), credited as fully paid, or, at the Option holder's request and subject to any Applicable Regulations, to have issued or transferred to a Nominee, one Ordinary Share (newly issued or existing), credited as fully paid.

3.2  The Option grant, the certificate provided to an Option holder under
     Section 2.2, or other written agreement with an Option holder in respect of an Option may provide that the Option entitles the holder upon exercise to be issued (but not transferred) one Ordinary Share credited as fully paid or, at the Option holder's request and subject to Applicable Regulations, to have one Ordinary Share issued (but not transferred) to a Nominee.

3.3 Ordinary Shares issued or transferred on the exercise of Options will rank pari passu with all existing Ordinary Shares from the date of issue or transfer.

3.4 The Company must, in the case of newly issued Ordinary Shares, promptly make application for official quotation by the ASX of all Ordinary Shares issued on the exercise of Options.

4.   EXERCISE OF OPTIONS

4.1 An Option that has vested under Section 4.3 or 4.4 is exercisable by the holder delivering to the Company's Secretary, or assignee:

     (a) a notice in the form of the notice in Schedule B (or such other form as the Board may, in its discretion approve for the purpose of this
          Section 4.1(a)) addressed to the Company and signed by the Option holder stating the number of Options which are to be exercised;

     (b) if required by Dutch law, a notification form for purposes of the insider trading notification to the Dutch Securities Board; and

     (c) payment to the Company in cleared funds of the Exercise Price applicable to all of the Options specified to be exercised.

4.2 If the items listed in Section 4.1 are delivered in accordance with that Section, the Company must issue, or, as applicable, transfer, an Ordinary Share (newly issued or existing, as applicable) to the Option holder or, subject to Section 3.1, his or her Nominee, as soon as practicable after the date on which the Option is exercised. Subject to the Listing Rules, if an Option holder requests that he or she or (subject to any Applicable Regulations) his or her Nominee, is allocated a CUF in respect of the Ordinary Share issued, or, as applicable, transferred, to the Option holder or his or her Nominee on the exercise of an Option, the Company will do everything practicable to promptly facilitate the issue, or, as applicable, transfer, of a CUF to the Option holder or his or her Nominee, as applicable, in respect of that Ordinary Share.

4.3 On the Third Anniversary of the Issue Date, Options granted hereunder shall vest in accordance with the following criteria (the "VESTING CRITERIA"):

     (a) 50% of the Options shall vest if the Company's TSR Ranking is equal to or above the Median TSR; and

     (b) an additional 2% of Options shall vest for each 1% increment that the Company's TSR Ranking is above the Median TSR (e.g., if the Company's TSR Ranking is 4%


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          above the Median TSR, then 58% of the Options shall vest; if the
          Company's TSR Ranking is 25% above the Median TSR, then 100% of the Options shall vest);

4.4 If any Options remain unvested on the last Business Day of each six month period following the Third Anniversary and before the Fifth Anniversary, the Company will reapply the Vesting Criteria to those Options on that Business Day, and those Options shall vest on that Business Day according to the Vesting Criteria as applied on that date. If the last Business Day of the fourth consecutive six month period following the Third Anniversary is after the Fifth Anniversary, the Company will reapply the Vesting Criteria on the last Business Day immediately preceding the Fifth Anniversary. The Vesting Criteria will be applied on the basis that the number of Options that vest is the number determined by applying the Vesting Criteria to the total number of vested and unvested Options in that tranche and then deducting the number of Options that have previously vested. For the avoidance of doubt, if an Option vests under Section 4.3 or this Section 4.4, the Option will not become unvested as a result of any subsequent application of the Vesting Criteria under this Section 4.4. Any Options that do not vest before the Fifth Anniversary, shall immediately expire and become unexercisable on the Fifth Anniversary. For the sake of clarity, by way of example, see Schedule C hereto.

4.5 Subject to Section 4.10, if a Participant's employment with the Company ceases for any reason, then all of such Participant's unvested Options granted hereunder shall immediately expire and become unexercisable as of the date of such cessation of service.

4.6 If a Participant's employment ceases for any reason, then all of such Participant's vested Options granted hereunder shall be treated in accordance with this Section 4.6:

     (a) Termination for Cause. Except as otherwise provided by the Board, in the event of a Just Cause Dismissal of a Participant, all of the outstanding vested Options granted to such Participant shall expire and become unexercisable as of the date of such Just Cause Dismissal.

     (b) Termination Other Than For Cause. Subject to Section 4.6(a) above, and except as otherwise provided by the Board, in the event a Participant's cessation of service to the Company is due to:

          (i) any reason other than Just Cause Dismissal, death, Permanent Disability or retirement, all of the outstanding vested Options granted to the Participant shall expire and become unexercisable as of the earlier of:

               (A) the date such Options would expire in accordance with their terms if the Participant had remained employed by the Company; or

               (B) 18 months after the Participant's employment by the Company is terminated.

          (ii) Death or Permanent Disability. All of the outstanding vested Options granted to the Participant shall expire and become unexercisable as of the earlier of:

               (A) the date such Options would expire in accordance with their terms if the Participant had remained in service; or

               (B)  24 months after the date of death or termination.

          (iii) Retirement. All of the outstanding, vested Options granted to the Participant shall expire and become unexercisable as of the earlier of:

               (A)  the date such Options expire in accordance with their terms;
                    or

               (B)  24 months after the date of retirement.

4.7 If a Participant dies after an Option has vested and before it has expired or become unexercisable, with the approval of Board, in its absolute discretion, the Option may (but only at a time permitted by the approval and in accordance with any conditions specified in the approval) be exercised by the legal personal representative of the Participant in accordance with Section 4.1, and to the extent necessary for this to occur, the Option may be transferred to the legal personal representative.


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4.8  Unless the Board provides otherwise in the Option grant or in a written agreement, and subject to any Applicable Regulations, in the event of a Change in Control, the Board shall provide that all Options either:

     (a) vest in full upon the Change in Control and terminate at the end of the period determined by the Board for the purpose of this Section 4.8(a);

     (b) are assumed or continued in effect in connection with the Change in Control transaction;

     (c) are cashed out for an amount equal to the deal consideration per share less the Exercise Price; or

     (d)  are substituted for similar awards of the surviving corporation.

     Subject to the Listing Rules, each Option that is assumed or otherwise continued in effect in connection with a Change in Control shall, if deemed necessary by the Board, be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable or transferable to an Option holder in consummation of such Change in Control had the Option been exercised immediately prior to such Change in Control. Appropriate adjustments to reflect such Change in Control shall, if deemed necessary by the Board, also be made to the Exercise Price for each outstanding Option, provided the aggregate of the Exercise Prices for all outstanding Options shall remain the same. To the extent the holders of Ordinary Shares receive cash consideration in whole or part for their Ordinary Shares in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding Options, substitute one or more shares of its own common stock, or the equivalent thereof, with a fair market value equivalent to the cash consideration paid per share of Ordinary Share in such Change in Control transaction.

4.9 Subject to Sections 4.5 and 4.6, all Options shall expire on the earlier to occur of:

     (a) in the case of Options which do not vest by the Fifth Anniversary under Section 4.3, 4.4 or 4.8(a), on the Fifth Anniversary; and

     (b)  in the case of Options which vest by the Fifth Anniversary under
          Section 4.3, 4.4 or 4.8(a), on the Tenth Anniversary.

4.10 If a Participant ceases employment with the Company, or gives notice of their intention to cease employment with the Company, the Supervisory Board may in its absolute discretion (on any conditions which it thinks fit) decide that some or all of the unvested Options held by the Participant do not lapse under Section 4.5, but lapse at the time and subject to the conditions it may specify by notice to the Participant, which may include one or more of the following:

     (a) that the Performance Period of an Option is reduced to a period shorter than that specified in Section 4.3 or 4.4;

     (b)  that the Vesting Criteria applicable to an Option be waived; and

     (c) that an Option which vests in accordance with the terms and conditions specified in the notice may be exercised within the period specified in Section 4.6 or any shorter period specified in the notice.

4.11 If:

     (a) a Participant's employment agreement provides that the Participant will commence as a consultant to a Group company on ceasing employment with the Company; and

     (b) on ceasing employment with the Company, the Participant commences as a consultant to a Group company in accordance with that agreement,

     then:

     (c) the Participant is deemed to continue as an employee of the Company for the purpose of this Plan; and

     (d) the Participant will cease to be an employee for the purpose of this Plan when the Participant ceases to be a consultant to that Group company.


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5.   ANTI-DILUTION PROVISIONS

5.1  PARTICIPATION IN NEW ISSUES

     An Option holder may, to the extent his or her Option has vested and can otherwise be exercised, participate in new issues of securities of the Company to holders of Ordinary Shares if the Option is exercised before the record date for determining entitlements to the issue. The Company must give 7 Business Days' notice of any new issue to the holder before the record date for determining entitlements to the issue in accordance with the Listing Rules, so as to permit the holder to exercise any Option which, on its terms, may be exercised before that record date. An Option holder has no right to participate in new issues of securities of the Company to holders of Ordinary Shares in respect of an Option which has not been exercised before the Record Date for determining entitlements to the issue.

5.2  BONUS ISSUES

     If:

     (a) the Company makes a bonus issue of shares or other securities pro rata to holders of Ordinary Shares; and

     (b) an Option has not yet vested or can otherwise not be exercised before the Record Date for determining entitlements to the bonus issue,

     then:

     (c) the number of securities over which that Option is exercisable is increased by the number of securities which the Option holder would have received if the Option had been exercised before the Record Date for the bonus issue.

5.3  RIGHTS ISSUES

     If:

     (a) the Company makes pro rata issue to the holders of Ordinary Shares (other than a pro rata issue to the holders of Ordinary Shares for which no consideration is payable by them); and

     (b) an Option has not yet vested or can otherwise not be exercised before the Record Date for determining entitlements to the rights issue,

     then:

     (c) the Exercise Price will be the greater of the Exercise Price applying before the pro rata issue and the amount calculated as:

          O' = O - E[P - (S+D)]
                   ------------
                       N + 1

          O' = the new exercise price of the option.

          O  = the old exercise price of the option.

          E = the number of underlying securities into which one option is exercisable.

          NOTE: E is one unless the number has changed because of a bonus issue.

          P = the average market price (as defined in the Listing Rules) per security (weighted by reference to volume) of the underlying securities during the five (5) trading days ending on the day before the ex rights date or ex entitlements date.

          S = the subscription price for a security under the pro rata issue.

          D = the dividend due but not yet paid on the existing underlying securities (except those to be issued under the pro rata issue).


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          N = the number of securities with rights or entitlements that must be held to receive a right to one new security.

5.4  CONSOLIDATION OF CAPITAL

     Where prior to the expiration of an Option the Company consolidates its Ordinary Shares, the number of Options is consolidated in the same ratio as the Ordinary Shares are consolidated, and the Exercise Price is amended in inverse proportion to the ratio in which the Ordinary Shares are consolidated.

5.5  SUBDIVISION OF CAPITAL

     Where prior to the expiration of an Option the Company subdivides its Ordinary Shares, the number of Options is subdivided in the same ratio as the Ordinary Shares are subdivided, and the Exercise Price is amended in inverse proportion to the ratio in which the Ordinary Shares are subdivided.

5.6  RETURN OF CAPITAL

     Where prior to the expiration of an Option the Company returns issued capital to holders of Ordinary Shares, the Exercise Price of each Option is reduced by the same amount as the amount returned in relation to each Ordinary Share.

5.7  REDUCTION OF CAPITAL BY CANCELLATION

     Where prior to the expiration of an Option the Company reduces its issued capital by a cancellation of paid up capital that is lost or not represented by available assets and where no Ordinary Shares are cancelled, the number of Options and the Exercise Price of each Option remain unaltered.

5.8  PRO-RATA CANCELLATION OF CAPITAL

     Where prior to the expiration of an Option the Company cancels Ordinary Shares on a pro-rata basis, the number of Options is reduced in the same ratio as the Ordinary Shares are cancelled, and the Exercise Price of each Option is amended in inverse proportion to the ratio in which the Ordinary Shares are cancelled.

5.9  OTHER REORGANISATIONS OF CAPITAL

     Where prior to the expiration of an Option the Company reorganises its issued capital in a manner that is not referred to in Sections 5.4 to 5.8, the number of Options, or the Exercise Price of those Options, or both, must be reorganised so that the Option holder does not receive a benefit that holders of Ordinary Shares do not receive. This Section 5.9 does not prevent a rounding up of the number of Ordinary Shares the Holder may receive on exercise of an Option if the rounding up is approved at the meeting of Ordinary Share holders which approves the reorganisation.

5.10 LISTING RULES

     If the Company is listed, each amendment contemplated by the provisions of this Section 5 is subject to its being consistent with the Listing Rules. The rights of a Participant will be changed to the extent necessary to comply with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

6.   MISCELLANEOUS

6.1 The Company must send to the holder of Options all reports and accounts required to be laid before a general meeting of the Company, and all notices of general meetings of shareholders, as if the Option holder was the holder of an Ordinary Share.

6.2 If Options are exercised simultaneously, then the holder may aggregate the number of Ordinary Shares or fractions of Ordinary Shares or other securities to which the holder is entitled to subscribe under those Options. Fractions in the aggregate number only will be disregarded in determining the total entitlement to subscribe.


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6.4  In spite of anything else in this Plan, the exercise of Options, the issue, or, as applicable, transfer, of Ordinary Shares to and/or the acquisition of CUFS by an Option holder or his or her Nominee, and the disposal of the resulting Ordinary Shares and/or CUFS is subject to:

     (a)  insider trading rules and securities offering rules imposed by law;
          and

     (b) the securities transactions rules to which the Company and each Participant has agreed.

6.5  Subject to Section 4.7, Options are not transferable.

6.6 Any power or discretion which is conferred on the Board by the terms of the Plan or an Option may be delegated by the Board to a committee consisting of those Directors, other officers, employees of the Company (or any combination of people who hold any of these positions) as the Board thinks fit.

7.   NOTICES

7.1 The Company must give notices to Option holders in the manner prescribed by the Articles for the giving of notices to holders of Ordinary Shares. For this purpose the provisions of the Articles prescribing the manner for giving notices to holders of Ordinary Shares apply, with all necessary modifications, to giving notices to Option holders.

7.2  Whenever adjustments are made to:

     (a)  the Exercise Price for an Option;

     (b)  the number of Options held by an Option holder;

     (c)  the entitlement to Ordinary Shares on exercise of Options; or

     (d)  this Plan,

     then the Company must give notice of the adjustment to each Option holder.

8.   SHAREHOLDER APPROVAL

     If any Applicable Regulations require the approval of holders of Ordinary Shares of the grant of Options to a Participant, no Options will be granted to the Participant before that approval is obtained in accordance with the Applicable Regulations.

9.   AMENDMENTS; INTERPRETATION

9.1 This Plan is effective from its approval by the Company's shareholders to 31 December 2006, unless terminated by the Board prior to that date, whereupon the Plan will terminate automatically. The Board may, insofar as permitted by law, from time to time suspend or terminate the Plan. No Options may be granted during any suspension of this Plan or after its termination. Any Option outstanding after the termination of the Plan shall remain in effect until such Option has been exercised or expires in accordance with its terms and the terms of the Plan. The Board may, insofar as permitted by any Applicable Regulations, from time to time revise or amend the Plan in any respect except that, unless required to comply with any Applicable Regulations, no such amendment shall adversely affect any rights or obligations of an Option holder under any outstanding Option previously granted under the Plan without the consent of such Option holder. Amendments shall be subject to approval by a general meeting of the Company to the extent such approval is required to comply with any Applicable Regulations.

9.2 Subject to the express provisions of the Plan, the Board has the authority to interpret the Plan and any documents used to evidence Options, to determine the terms and conditions of Options and to make all other determinations necessary or advisable for the administration of

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     the Plan. All interpretations, determinations and actions by the Board shall be final, conclusive and binding upon all parties. The Board has authority to prescribe, amend and rescind rules and regulations relating to the Plan.

9.3 Subject to any Applicable Regulations, the Board may make any modifications to the terms and conditions of an outstanding Option provided that the resultant provisions are permissible under the Plan and the consent of the Option holder shall be obtained if the amendment will materially and adversely affect his or her rights under the Option.

9.4  The Plan shall be binding upon the successors and assigns of the Company.

SCHEDULE A

                               CALCULATION OF TSR

The TSR for each company in the Peer Group over the Performance Period shall be calculated in accordance with the following procedure:

         Explanation                                      Example
         -----------                                      -------
Step 1   Calculate the average daily closing price of     Suppose average closing price at end of
         an ordinary share of a company over the 5 days   Performance Period is $9.00.
         immediately preceding the end of the
         Performance Period.

Step 2   Work out the average daily closing price of an   Suppose average closing price at start
         ordinary share of a company over the 5 days      of Performance Period is
         immediately preceding the start of the           $6.00.
         Performance Period.

Step 3   Divide the result from Step 1 by the result      9.00 / 6.00 = 1.50
         from Step 2.

                                                                                        DIVIDEND
Step 4   Divide each dividend (including all cash           YEAR   PRICE    DIVIDEND      YIELD
         payments for capital reductions, special           ----   -----   ----------   --------
         dividends etc) paid on an ordinary share of          1     6.50   12.0 cents    1.8462%
         the same company during the Performance Period
         by the price of an ordinary share of the same        2     7.50   12.0 cents    1.6000%
         company on the date of payment of the
         respective dividend. Each of these amounts is        3     8.50   12.0 cents    1.4118%
         the "dividend yield".

Step 5   Add 1.0 to each of the dividend yields for the   YEAR    RESULT
         Performance Period. Each of these amounts is a   ----   --------
         result.                                            1    1.018462

                                                            2    1.016000

                                                            3    1.014118

Step 6   Multiply each of the results in Step 5           1.018462 x 1.016000 x 1.014118= 1.049365
         together.

Step 7   Multiply the result from Step 3 by the result    1.50 x 1.049365 = 1.574048
         from Step 6.

Step 8   Subtract 1.0 from the result from Step 7.        1.574048 - 1.00 = 0.574048

Step 9   Multiply the result from Step 8 by 100.          0. 574048 x 100 = 57.4048%

SCHEDULE B

                NOTICE OF EXERCISE FOR NONQUALIFIED STOCK OPTION

Date: _____________________

To: James Hardie Stock Plan Administrator

James Hardie Industries N.V.          (ACN 000 009 263)

26300 La Alameda, Suite 100           e-mail: stock.options@jameshardie.com

Mission Viejo, California 92691 USA   FAX: 1-949-348-4579

Notice is hereby given that I elect to purchase ______________ shares of common stock, represented by CHESS Units of Foreign Securities, or "CUFS" (the "Shares") pursuant to the stock option (option grant number ____________) granted to me on _____________ with an exercise price of A$________ per share (the "Option").

I understand that James Hardie Industries N.V. (the "Company") is not obligated to issue or transfer any Shares unless I have paid the total exercise price for the Shares and all tax withholding requirements as may be applicable with respect to the exercise of the Option and issuance of the Shares, which consists of:

COMPLETE ONE OR MORE AS APPLICABLE

EXERCISE   WITHHOLDING
  PRICE        TAX
--------   -----------
   [ ]         [ ]       A direct deposit in Australian dollars into the
                         Company's bank account maintained at ANZ Bank, Pitt
                         Street, Sydney, NSW, Australia; BSB 012 003; Account
                         8372 04785

   [ ]         [ ]       A direct deposit in US dollars into the Company's bank
                         account maintained at Wells Fargo Bank, Los Angeles,
                         CA, USA; ABA 121000248; Account XXXXXXX

   [ ]         [ ]       If acceptable to Goldman Sachs JBWere Equity Finance
                         Pty Ltd, I request it provide me with a recourse loan
                         for the amount due in order to exercise my stock
                         options. I authorize Goldman Sachs JBWere Equity
                         Finance Pty Ltd to repay the loan from the proceeds of
                         the immediate sale at market of the exercised shares
                         less brokerage and interest fees. (This requires
                         immediate sale of shares after exercise at market
                         price. See the attached Form B for details required to
                         sell these shares.)

Please instruct the company register to issue the CUFS holding statement (in lieu of a share certificate) in my name as designated below. I hereby acknowledge that, to the extent I am an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) or to the extent that the Shares have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, the Shares are subject to, and the certificates representing the Shares (or holding statements for the CUFS) may, in the Company's discretion, be legended to reflect, certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission's Rule 144), and I hereby agree to comply with all such restrictions and to execute such documents or take such other actions as the Company may require in connection with such restrictions.

     I confirm that I do not possess any Insider Information as such term is defined in the Company's Insider Trading Policy.

     I acknowledge that I understand that this Option is a Nonqualified Stock Option, meaning that it is not eligible for United States tax deferral, and accordingly that if I am subject to taxation in the United States, I will owe taxes on the difference between the Option exercise price and the Company's stock price on the date of exercise, and I must pay over to the Company an amount required to satisfy withholding tax obligations on the date of this Option exercise.

     I agree to provide to the Company such additional documents or information as may be required pursuant to the Company's 2005 Managing Board Transitional Stock Option Plan.

EXECUTED this _____ day of _______________, 200__

OPTIONEE:


-------------------------------------   ----------------------------------------
Signature                               Home Street Address

-------------------------------------   ----------------------------------------
Print or Type Name                      City/State/ZIP

-------------------------------------   ----------------------------------------
Social Security or Other                Country
Identification Number

                                     FORM B

       NOTICE OF IMMEDIATE SALE OF SHARES (CUFS) AFTER EXERCISE OF OPTIONS

To: Donna Gulbin - donna.gulbin@gsjbw.com
Cc: Corporate Secretary
Date: _______________________________

From: Cathy McCutcheon as agent for James Hardie Industries NV 2005 Managing Board Transitional Stock Option Plan (Phone: 1-949-348-4408; fax 1-949-348-4579; e-mail: Cathy.Mccutcheon@jameshardie.com)

SUBJECT: Confirmation of James Hardie Industries NV CUFS sale order placed today.

                                    To be completed by employee selling Shares:
Full Name: __________________

Home Address (in full):
Street ______________________
City/State/Zip code _________
_____________________________
Country _____________________

Security Holder Reference
Number (SRN) - if available

Number of Shares being exercised
(as a number and spelled out)

Exercise Price (AUD$)

Date Options vested

Number of Shares being SOLD (as a
number and spelled out)

ASX price limits in AUD (if any)    Note: you can only set AUD price limits if
                                    you already own the shares or are using a
                                    "cash" exercise.

                                    (ITEMS 1 & 2 TO BE COMPLETED BY PLAN
                                    ADMINISTRATOR)

SETTLEMENT INSTRUCTIONS:            1.   Sale proceeds to be directed as follows
                                         for repayment of advance:
GOLDMAN SACHS JBWERE PTY LTD
                                         a.   AUD $_______________ to Goldman
1. Repayment of advance in AUD to             Sachs JBWere Equity Finance Pty
be directly credited to:                      Ltd

     a.   Advance provided by JH:        b.   Interest on the above loan charged
                                              at the prevailing margin lending
     b.   Advance provided by                 rate for the number of days debt
          Goldman Sachs JBWere                is outstanding with a minimum of
          Equity Finance Pty Ltd:             AUD$200.

                                    2. USD _______________ credited to: JH
                                    BUILDING PRODUCTS CORPORATE account at Wells
                                    Fargo Bank, Los Angeles, CA USA.

2. Withholding taxes (USD) - if     3. Direct Credit of remainder, after fees,
applicable, credited directly to:   in local currency to:

3. Remainder to seller's account    Name of holder of bank account: ____________
after, brokerage fees, loan
repayment and applicable taxes      bank name: _________________________________
(converted to sellers nominated
currency):                          address: ___________________________________

                                    ABA(BSB)# __________________________________

                                    account # __________________________________

                                    currency: __________________________________

OPTIONEE:

_________________________________

_________________________________

_________________________________

SCHEDULE C

                             VESTING UPON RETESTING

For the sake of clarity, by way of example only:

If 100,000 options were granted to a Participant and 58% (58,000) vested because the Company's TSR Raking on the Third Anniversary was 54%, then 42,000 Options would remain unvested. If, upon retesting the Company's TSR Ranking after the Third Anniversary in accordance with Section 4.4, it is determined that the Company's TSR Ranking is 60%, then an aggregate of 70,000 Options are entitled to be vested. Accordingly, because 58,000 were already vested, an additional 12,000 Options would become vested, for a total of 70,000 Options being vested as of the retest date.

Assume that, on the next retest date, it is determined that the Company's TSR Ranking is 55%, 5% less than it was the last time the Company's TSR Ranking was tested. In this event, such retest would have no effect on the Participant's vested or unvested Options: 70,000 would remain vested and 30,000 would remain unvested.